FOR IMMEDIATE RELEASE

Contact:	Dan Keeney, APR
DPK Public Relations
832-467-2904
dan@keeneypr.com

ERHC Energy Inc. Interim CEO Issues December Update

HOUSTON, December 7, 2006 - Nicolae Luca, interim chief executive officer of ERHC Energy Inc. (OTCBB: ERHE) issued the following update after the market closed on Thursday, December 7, 2006.

“To ERHC Shareholders:

“I am pleased to again update the ERHC Energy family on the company’s progress during the past two months.

“This has been a busy period. In November, ERHC representatives participated in more meetings on the Joint Development Zone (JDZ) Blocks. Working closely with our consortium partners, Addax Petroleum and Sinopec Corp., we secured approvals on certain budgets and other operational details related to the Blocks. As a carried interest partner, ERHC Energy’s commitments are being satisfied by our consortium partners.

“We continue to interview impressive candidates for the positions of the Company’s new Chief Executive Officer, Chief Financial Officer, and Vice President (Technical). We are pleased to report that negotiations are at an advanced stage with some of the candidates that impressed us during recent interviews. We are enthusiastic about the prospect of working with these individuals if negotiations are ultimately successful, and have already put in place plans to increase available office space in the Houston headquarters to accommodate new staff.

“The process of filling ERHC Energy’s leadership positions has taken more time than we would have liked, but we are hopeful that our extensive due diligence will result in the best possible fit for the Company. We remain convinced that a deliberate process that leads to the selection of the right CEO and CFO is in the best interests of both the Company and its shareholders.

“In the meantime, ERHC Energy’s business operations continue unabated under the interim management. For instance, we are exploring new business in Nigeria, where the chance to work in marginal fields and to farm into existing concessions is increasingly available.

“As many of you are aware, the Company’s annual report for the fiscal year ending September 30th is scheduled to be issued in December. It has been the focus of a great deal of attention during the past several weeks and we look forward to sharing the annual report with you.

“Finally, I know there is great interest in the status of the investigations by U.S. Department of Justice and the Securities and Exchange Commission. Through the Company’s attorneys, ERHC continues to interface with investigators and respond to their requests for information.

“Thank you for your continued interest and please know that everyone associated with ERHC Energy values your trust and support.”

# # #

About ERHC Energy
ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in the highly prospective Gulf of Guinea and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors, and employees; sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production.

Safe Harbor Statement
This press release contains "forward-looking statements," including statements about ERHC Energy Inc.’s future operating milestones, financing plans, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to the Company’s ability to exploit its commercial interests in the JDZ and the exclusive territorial waters of Sao Tome and Principe, that may cause the Company’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, nor is there any assurance that the contemplated financing will be effected, under the terms set forth herein or any other terms.